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                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D. C. 20549
                                   ----------
                                   FORM 8-A/A

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                   PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                      United Dominion Realty Trust, Inc.
                ----------------------------------------------
             (Exact name of registrant as specified in its charter)

              Virginia                               54-0857512
              --------                             --------------
(State of incorporation or organization)            (IRS employer
                                                 identification no.)

          10 South Sixth Street, Richmond Virginia    23219-3802
          ----------------------------------------    ----------
          (Address of principal executive offices)    (Zip code)

       Securities to be registered pursuant to Section 12(b) of the Act:

          Title of each class                 Name of each exchange on which
          to be so registered                 each class is to be registered
          -------------------                 ------------------------------

        Common Stock, $1 par value               New York Stock Exchange
        --------------------------             ---------------------------

     9 1/4% Series A Cumulative Redeemable       New York Stock Exchange
                                               ---------------------------
        Preferred Stock, no par value
        ---------------------------------

     8.60% Series B Cumulative Redeemable        New York Stock Exchange
                                               ---------------------------
        Preferred Stock, no par value
        ---------------------------------

       Securities to be registered pursuant to Section 12(g) of the Act:

                        Preferred Stock Purchase Rights
                        -------------------------------
                                (Title of class)


                                (Title of class)

This is an amendment of the registrant's Form 8-A registration statement dated April 1, 1990, relating to its Common Stock, $1 par value, its Form 8-A registration statement dated April 24, 1995, relating to its 9 1/4% Series A Cumulative Redeemable Preferred Stock, no par value, its Form 8-A registration statement dated June 10, 1997, relating to its 8.60% Series B Cumulative Redeemable Preferred Stock, no par value, and its Form 8-A registration statement dated February 4, 1998, relating to its Preferred Stock Purchase Rights.
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Item 1.   Description of Registrant's Securities to be Registered.

     United Dominion has authority to issue 150,000,000 shares of common stock, $1 par value, and 25,000,000 shares of preferred stock, no par value, issuable in series designated by United Dominion's Board of Directors. Holders of the common stock have rights to purchase shares of a series of preferred stock, which will not trade separately from the common stock until the occurrence of events that may signal a change in control of United Dominion. See "Preferred Stock Purchase Rights" below.

Common Stock

     Holders of common stock are entitled to receive dividends when and as declared by the Board of Directors. Holders of common stock have one vote per share and non-cumulative voting rights, which means that holders of more than 50% of the shares voting can elect all of the directors if they choose to do so, and if they do the holders of the remaining shares will not be able to elect any directors. Upon dissolution and liquidation of United Dominion, holders of common stock are entitled to share in the assets distributable to common stockholders in proportion to their respective common stock holdings. Holders of common stock do not have preemptive rights. At September 30, 1999, there were 102,616,349 shares of common stock outstanding.

Preferred Stock

     The preferred stock is issuable in one or more series. By adoption of an amendment of United Dominion's articles of incorporation, the Board of Directors, without any further vote or action by the shareholders, may designate the rights and preferences of each series, including, but not limited to, the dividend rights, the dividend rate or rates, the conversion rights, the voting rights, the rights and terms of redemption, including sinking fund redemption, the redemption price or prices and the liquidation preferences of that series. The preferred stock is issuable for any corporate purpose and for whatever consideration the Board of Directors deems appropriate. A series of preferred stock could be given more than one vote per share and a series having preferential distribution rights could limit common stock distributions and reduce the amount holders of common stock would otherwise receive upon dissolution and liquidation of United Dominion.

     The Board of Directors has designated the following series of preferred stock:

 . 9 1/4% Series A Cumulative Redeemable Preferred Stock ("Series A Preferred") . 8.60% Series B Cumulative Redeemable Preferred Stock ("Series B Preferred") . Series C Junior Participating Cumulative Redeemable Preferred Stock ("Series
   C Preferred")
 .  Series D Cumulative Convertible Redeemable Preferred Stock ("Series D
   Preferred")
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     The Series A Preferred and Series B Preferred are listed on the New York
Stock Exchange. No shares of Series C Preferred have been issued, and United Dominion will not issue any shares of Series C Preferred except upon the exercise of Rights, as described below under "Preferred Stock Purchase Rights." All the shares of Series D Preferred are privately held and no market for the Series D Preferred exists.

     The rights and preferences of each designated series are as follows:

Series A Preferred

 .  Number of Shares.  4,200,000 authorized, issued and outstanding (September
   30, 1999).

 . Rank. Prior to the common stock and the Series C Preferred and on a parity with the Series B Preferred and the Series D Preferred.

 .  Liquidation Preference.  $25 per share.

 .  Dividend Rate or Amount.  9 1/4% of the liquidation preference per annum
   (equivalent to $2.3125 per share).

 .  Dividend Rights.  Fully cumulative.

 .  Dividend Payment Dates.  Quarterly, on the 15th day of each January, April,
   July and October.

 . Dividend Record Date. First day of the calendar month of the applicable payment date, or another date designated by the Board of Directors that is not more than 30 nor less than 10 days before the payment date.

 . Liquidation Rights. Liquidation preference ($25 per share) plus accrued and unpaid dividends, must be paid before any distribution to holders of common stock or other capital stock ranking junior to Series A Preferred as to liquidation rights.

 .  Additional Liquidation Participation Rights.  None.

 . Redemption. Redeemable in whole or in part, at any time or from time to time on and after April 24, 2000, at the option of United Dominion for cash at a redemption price of $25 per share, plus all accrued and unpaid dividends thereon to the date fixed for redemption, without interest. The redemption price, except for accrued and unpaid dividends, can be paid solely out of the sale proceeds of other capital stock of United Dominion, and from no other source. In addition, the following restriction on redemptions applies: unless full cumulative dividends on all shares of Series A Preferred have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment of those dividends set apart for payment for all past dividend

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   periods and the then current dividend period, no shares of Series A Preferred will be redeemed unless all outstanding shares are simultaneously redeemed and United Dominion will not purchase or otherwise acquire directly or indirectly any shares of Series A Preferred except by exchange for capital stock of United Dominion ranking junior to the Series A Preferred as to dividends and upon liquidation. This restriction will not prevent redemptions to preserve United Dominion's status as a REIT (see "Redemption and Restrictions on Transfer" below), or the purchase or acquisition of shares of Series A Preferred in a purchase or exchange offer made on the same terms to holders of all outstanding shares of that series.

 . Voting Rights. None, except as provided by Virginia law and except that whenever dividends are in arrears for six or more consecutive quarterly periods, the holders of Series A Preferred, voting separately as a class with all other series of preferred stock having similar voting rights, can elect two additional directors of United Dominion until the dividend arrearages have been paid or satisfied in full. Also, the vote of the holders of a majority of the outstanding shares of Series A Preferred is required

   . to authorize or create, or increase the authorized or issued amount of, or reclassify any authorized capital stock into, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any shares of a class or series of capital stock ranking prior to the Series A Preferred with respect to dividends or liquidation; or

   . to amend, alter or repeal the provisions of the articles of incorporation of United Dominion so as to materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred.

  Any increase in the amount of the authorized preferred stock or the creation or issuance of any other series of preferred stock, or any increase in the amount of authorized shares of that series, in each case ranking on a parity with or junior to the Series A Preferred with respect to dividends or liquidation rights, is not deemed to materially and adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred.

     So long as the Series A Preferred is listed on the New York Stock Exchange, approval by the holders of two-thirds of the outstanding shares is required for adoption of any amendment of the articles of incorporation that would materially affect the terms of the Series A Preferred.

 .  Conversion Rights.  None.

Series B Preferred

 .  Number of Shares.  6,000,000 authorized, issued and outstanding (September
   30, 1999).

 . Rank. Prior to the common stock and the Series C Preferred and on a parity with the Series A Preferred and the Series D Preferred.

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 .  Liquidation Preference.  $25 per share.

 .  Dividend Rate or Amount.  8.60% of the liquidation preference per annum
   (equivalent to $2.15 per share).

 .  Dividend Rights.  Fully cumulative.

 .  Dividend Payment Dates.  Quarterly, on the last day of each February, May,
   August and November.

 . Dividend Record Date. First day of the calendar month of the applicable payment date, or another date designated by the Board of Directors that is not more than 30 nor less than 10 days before the payment date.

 . Liquidation Rights. Liquidation preference ($25 per share) plus accrued and unpaid dividends, must be paid before any distribution to holders of common stock or other capital stock ranking junior to Series B Preferred as to liquidation rights.

 .  Additional Liquidation Participation Rights.  None.

 . Redemption. Redeemable in whole or in part, at any time or from time to time on and after May 29, 2007, at the option of United Dominion for cash at a redemption price of $25 per share, plus all accrued and unpaid dividends thereon to the date fixed for redemption, without interest. The redemption price, except for accrued and unpaid dividends, can be paid solely out of the sale proceeds of other capital stock of United Dominion, and from no other source. In addition, the following restriction on redemptions applies: unless full cumulative dividends on all shares of Series B Preferred have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment of those dividends set apart for payment for all past dividend periods and the then current dividend period, no shares of Series B Preferred will be redeemed unless all outstanding shares are simultaneously redeemed and United Dominion will not purchase or otherwise acquire directly or indirectly any shares of Series B Preferred except by exchange for capital stock of United Dominion ranking junior to the Series B Preferred as to dividends and upon liquidation. This restriction will not prevent redemptions to preserve United Dominion's status as a REIT (see "Redemption and Restrictions on Transfer" below), or the purchase or acquisition of shares of Series B Preferred in a purchase or exchange offer made on the same terms to holders of all outstanding shares of that series.

 . Voting Rights. None, except as provided by Virginia law and except that whenever dividends are in arrears for six or more consecutive quarterly periods, the holders of Series B Preferred, voting separately as a class with all other series of preferred stock having similar voting rights, can elect two additional directors of United Dominion until the dividend arrearages

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     have been paid or satisfied in full. Also, the vote of the holders of a majority of the outstanding shares of Series B Preferred is required

  . to authorize or create, or increase the authorized or issued amount of, or reclassify any authorized capital stock into, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any shares of a class or series of capital stock ranking prior to the Series B Preferred with respect to dividends or liquidation; or

  . to amend, alter or repeal the provisions of the articles of incorporation of United Dominion so as to materially and adversely affect any right, preference, privilege or voting power of the Series B Preferred.

  Any increase in the amount of the authorized preferred stock or the creation or issuance of any other series of preferred stock, or any increase in the amount of authorized shares of that series, in each case ranking on a parity with or junior to the Series B Preferred with respect to dividends or liquidation rights, is not deemed to materially and adversely affect the rights, preferences, privileges or voting powers of the Series B Preferred.

       So long as the Series B Preferred is listed on the New York Stock Exchange, approval by the holders of two-thirds of the outstanding shares is required for adoption of any amendment of the articles of incorporation that would materially affect the terms of the Series B Preferred.

 .  Conversion Rights.  None.

Series C Preferred

 .  Number of Shares.  1,000,000 authorized; none issued and outstanding
   (September 30, 1999).

 . Rank. Prior to the common stock and subordinate to the Series A Preferred, the Series B Preferred and the Series D Preferred.

 .  Liquidation Preference.  $1,000 per share.

 . Dividend Rate or Amount. An amount per share equal to the greater of $.01 or 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount of all non-cash dividends or other distributions, other than dividends payable in shares of common stock, declared on the common stock since the immediately preceding Series C Preferred dividend payment date, or, with respect to the first Series C Preferred dividend payment date, since the first issuance of any share or fraction of a share of Series C Preferred. The dividend rate of the Series C Preferred may be adjusted to prevent dilution otherwise resulting from a dividend payable in shares of common stock or a subdivision or combination of common stock.

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 .  Dividend Rights.  Fully cumulative.

 .  Dividend Payment Dates.  Quarterly, on the last day of each March, June,
   September and December.

 . Dividend Record Dates. Any date designated by the Board of Directors that is not more than 30 days before the dividend payment date.

 . Liquidation Rights. Liquidation preference ($1,000 per share) plus accrued and unpaid dividends, must be paid before any distribution to holders of common stock or other capital stock ranking junior to Series C Preferred as to liquidation rights.

 .  Additional Liquidation Participation Rights. After payment of the full Series
   C Preferred liquidation preference, the holders of the Series C Preferred will have no right or claim to any of the remaining assets of United Dominion until the holders of the common stock have received an amount per share (the "Common Adjustment") equal to the quotient obtained by dividing the Series C Preferred liquidation preference by 1,000. Following payment of the full Series C Preferred liquidation preference, the full amount of any liquidation preference payable to holders of any other shares of stock of United Dominion ranking on a parity in liquidation with the Series C Preferred and the full amount of the Common Adjustment, holders of Series C Preferred, holders of any such other shares of stock of United Dominion and holders of common stock will receive their ratable and proportionate share of the remaining assets to be distributed, with the number of shares of Series C Preferred being deemed, for purposes of determining the amount of the remaining assets distributable to the holders of shares of Series C Preferred as a class, to be the product of the number of shares of Series C Preferred then outstanding and 1,000, and the distributable amount per share of Series C Preferred being the amount distributable to the holders of shares of Series C Preferred as a class, so determined, divided by the number of shares of Series C Preferred then outstanding. If, upon any liquidation, dissolution or winding up of United Dominion, the amounts payable with respect to the Series C Preferred liquidation preference and the liquidation preferences of any such other shares of stock of United Dominion are not paid in full, the holders of the shares of the Series C Preferred and of the other shares will share ratably in any distribution of assets of United Dominion in proportion to the full respective liquidation preferences to which they are entitled. If there are not sufficient assets remaining after payment in full of the Series C Preferred liquidation preference and such other liquidation preferences to permit payment in full of the Common Adjustment, then the remaining assets will be distributed to the holders of the common stock. The additional liquidation preference rights of the Series C Preferred may be adjusted to prevent dilution otherwise resulting from a dividend payable in shares of common stock or a subdivision or combination of common stock.

 . Redemption. Redeemable in whole but not in part at any time at the option of United Dominion for cash at a redemption price equal to 100% of the product of 1,000 times the Average Market Value of the common stock, plus all accrued

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   and unpaid dividends to and including the date fixed for redemption. The
   "Average Market Value" of the common stock is the average of the closing sale prices of a share of the common stock during the 30-day period immediately preceding the date before the redemption date quoted on the Composite Tape for New York Stock Exchange Listed Stocks, or, if the common stock is not quoted on the Composite Tape, on The New York Stock Exchange, or, if the common stock is not listed on that exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which the common stock is listed, or, if the common stock is not listed on any registered exchange, the average of the closing bid quotations with respect to a share of common stock during that 30-day period on The NASDAQ Stock Market, or if no closing bid quotations are available, the fair market value of a share of common stock as determined by the Board of Directors in good faith. The redemption price of the Series C Preferred may be adjusted to prevent dilution otherwise resulting from a dividend payable in shares of common stock or a subdivision or combination of common stock.

 . Voting Rights. Each share of Series C Preferred has 1,000 votes on all matters submitted to a vote of the shareholders of United Dominion. In general, the holders of shares of Series C Preferred and the holders of shares of common stock vote together as one voting group on these matters. In addition, whenever dividends are in arrears for six or more consecutive quarterly periods, the holders of Series C Preferred, voting separately as a class with all other series of preferred stock having similar voting rights, can elect two additional directors of United Dominion until the dividend arrearages have been paid or satisfied in full. Further, if the Series C Preferred is listed on the New York Stock Exchange, approval by the holders of two-thirds of the outstanding shares is required for adoption of any amendment of the articles of incorporation that would materially affect the terms of the Series C Preferred. The number of votes per share of the Series C Preferred may be adjusted to prevent dilution otherwise resulting from a dividend payable in shares of common stock or a subdivision or combination of common stock.

 .  Conversion Rights.  None.

Series D Preferred

 .  Number of Shares.  8,000,000 authorized, issued and outstanding (September
   30, 1999).

 . Rank. Prior to the common stock and the Series C Preferred and on a parity with the Series A Preferred and the Series B Preferred.

 .  Liquidation Preference.  $25 per share.

 .  Dividend Rate or Amount. 7.5% of the liquidation preference per annum
   (equivalent to $1.8755 per share). In addition, if the per share cash dividends declared on the common stock during any quarterly Series D Preferred dividend period (the "Current Common Dividend") are greater or less

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   than the per share cash dividends declared on the common stock during the immediately preceding quarterly Series D Preferred dividend period (the "Prior Common Dividend"), then the dividend rate of the Series D Preferred, as it may have previously been adjusted, will be automatically adjusted in the proportion that the Current Common Dividend bears to the Prior Common Dividend, effective for the quarterly Series D Preferred dividend period during which the Current Common Dividend is paid and all subsequent quarterly Series D Preferred dividend periods until again adjusted; but in no event will the adjusted dividend rate of the Series D Preferred be less than 7.5% of the Liquidation Preference of the Series D Preferred per annum. This adjustment will not be made on account of any special common stock dividend or distribution declared for the purpose of assuring continuation of the status of United Dominion as a "real estate investment trust" qualified under the Internal Revenue Code (a "REIT").

 .  Dividend Rights.  Fully cumulative.

 .  Dividend Payment Dates.  Quarterly, on the last day of each January, April,
   July and October.

 . Dividend Record Date. The Friday occurring between the tenth and fifteenth days of the month in which the applicable payment date falls, or another date designated by the Board of Directors that is not more than 30 nor less than 10 days before the payment date.

 . Liquidation Rights. Liquidation preference ($25 per share) plus accrued and unpaid dividends, must be paid before any distribution to holders of common stock or other capital stock ranking junior to Series D Preferred as to liquidation rights.

 .  Additional Liquidation Participation Rights.  None.

 . Redemption. Redeemable in whole or in part, at any time or from time to time on and after December 7, 2003, at the option of United Dominion for cash at a redemption price of $25 per share, plus all accrued and unpaid dividends thereon to the date fixed for redemption, without interest. The redemption price, except for accrued and unpaid dividends, can be paid solely out of the sale proceeds of other capital stock of United Dominion, and from no other source. In addition, the following restrictions on redemptions apply:

   . United Dominion may not redeem any shares of series D Preferred unless the market price of the common stock on each of the 20 consecutive trading days immediately preceding the redemption date at least equals the then current conversion price (see "Conversion Rights" below).

   . United Dominion may not redeem in any period of 12 consecutive months a number of Series D Preferred shares having an aggregate liquidation preference of more than $100,000,000 unless in any such period a holder of record of that number of Series D Preferred shares or common stock issued on conversion of that number of Series D Preferred shares has transferred

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         beneficial ownership of that number of Series D Preferred shares or such common stock, or a combination of Series D Preferred shares and such common stock representing that number of Series D Preferred shares, otherwise than in a distribution to its security holders, or in a bona fide pledge to a bank or other financial institution to secure obligations for borrowed money, or as margin collateral, or upon foreclosure or private sale under such pledge.

      . Unless full cumulative dividends on all shares of Series D Preferred have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment of those dividends set apart for payment for all past dividend periods and the then current dividend period, no shares of Series D Preferred will be redeemed unless all outstanding shares are simultaneously redeemed and United Dominion will not purchase or otherwise acquire directly or indirectly any shares of Series D Preferred except by exchange for capital stock of United Dominion ranking junior to the Series D Preferred as to dividends and upon liquidation. This restriction will not prevent redemptions to preserve United Dominion's status as a REIT (see "Redemption and Restrictions on Transfer" below), or the purchase or acquisition of shares of Series D Preferred in a purchase or exchange offer made on the same terms to holders of all outstanding shares of that series.

 . Voting Rights. None, except as provided by Virginia law and except that whenever dividends are in arrears for any quarterly period, the holders of Series D Preferred will have all the rights to notices and voting entitlements of holders of common stock and will vote with the holders of common stock as a single voting group until the dividend arrearages have been paid or satisfied in full. In addition, the vote of the holders of a majority of the outstanding shares of Series D Preferred is required

      . to authorize or create, or increase the authorized or issued amount of, or reclassify any authorized capital stock into, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any shares of a class or series of capital stock ranking prior to the Series D Preferred with respect to dividends or liquidation rights; or

      . to amend, alter or repeal the provisions of the articles of incorporation of United Dominion so as to materially and adversely affect any right, preference, privilege or voting power of the Series D Preferred.

  Any increase in the amount of the authorized preferred stock or the creation or issuance of any other series of preferred stock, or any increase in the amount of authorized shares of that series, in each case ranking on a parity with or junior to the Series D Preferred with respect to dividends or liquidation rights, is not deemed to materially and adversely affect the rights, preferences, privileges or voting powers of the Series D Preferred.

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 .  Conversion Rights. Shares of Series D Preferred are convertible into the number of fully paid and nonassessable shares of common stock obtained by dividing the aggregate liquidation preference of the shares to be converted by the conversion price, initially $16.25. The conversion right is adjustable as follows:

      . If United Dominion declares and pays a dividend payable in common stock, or subdivides, combines or reclassifies the common stock, the conversion rate will be adjusted so that the holder of any Series D Preferred thereafter surrendered for conversion will be entitled to receive the number of shares of common stock that the holder would have owned or have been entitled to receive after the happening of any of these events had the Series D Preferred been converted immediately before the record date in the case of a dividend or the effective date in the case of a subdivision, combination or reclassification.

      . If United Dominion issues rights, options or warrants to all holders of common stock entitling them to subscribe for or purchase common stock, or securities convertible into common stock, at a price per share, or having a conversion price per share, less than 98% of the current market price of the common stock determined as of the record date for the determination of shareholders entitled to receive the rights, options or warrants, then the conversion price will be adjusted to equal the price determined by multiplying the conversion price in effect immediately before the close of business on the record date by a fraction, the numerator of which is the sum of the number of shares of common stock outstanding on the close of business on the record date and the number of shares of common stock that could be purchased at the current market price of the common stock on the record date with the aggregate proceeds to United Dominion from the exercise of the rights, options or warrants or from the aggregate conversion price of the convertible securities so offered, and the denominator of which is the sum of the number of shares of common stock outstanding on the close of business on the record date and the number of shares of common stock issuable upon exercise in full of the rights, options or warrants or into which the convertible securities so offered are convertible.

      . If United Dominion distributes to all holders of common stock any "Securities," defined as shares of capital stock of United Dominion other than common stock or evidence of its indebtedness or assets, including securities or cash but excluding cash dividends not exceeding in amount current or accumulated funds from operations at the date of declaration, determined on the basis of United Dominion's most recent annual or quarterly report to shareholders at the time of the declaration of the dividends, or rights, options or warrants to subscribe for or purchase any of its securities, excluding rights, options or warrants referred to in the immediately preceding paragraph, then in each case the conversion price will be adjusted so that it will equal the price determined by multiplying the conversion price in effect immediately before the close of business on the record date fixed for the determination of shareholders entitled to receive the

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         distribution by a fraction, the numerator of which is the current market price per share of common stock on the record date, less the then fair market value of the Securities or assets so distributed applicable to one share of common stock, and the denominator of which is the current market price per share of common stock on the record date. The "fair market value" of the Securities or assets, in the case of any not having a market value ascertainable by reference to any quotation medium or other objective source, is the fair market value as determined in good faith by the Board of Directors.

      . If United Dominion merges or consolidates with any other real estate investment trust, corporation or other business entity and regardless of the legal structure is not the survivor in the transaction, transfers or sells all or substantially all of its assets other than to an affiliate or subsidiary of United Dominion or liquidates and dissolves, and the consideration allocable to each share of common stock in any of these transactions does not have a fair market value of at least $15 times the Adjustment Factor, the conversion price, if greater than $15 times the Adjustment Factor, will be adjusted to equal $15 times the Adjustment Factor. The "Adjustment Factor" is the conversion price in effect on the determination date divided by $16.25.

      . If the market price of the common stock on at least 20 consecutive trading days during the period December 7, 2000-December 7, 2003 is not at least $14 times the Adjustment Factor, and the conversion price in effect at the opening of business on December 7, 2003 or the next succeeding business day, if December 7, 2003 is not a business day, is greater than $15.25 times the Adjustment Factor, the conversion price will be adjusted effective December 7, 2003, to equal $15.25 times the Adjustment Factor.

     If United Dominion is a party to any "Transaction," defined to include without limitation a merger, consolidation, statutory share exchange, self tender offer for all or substantially all of the outstanding common stock, sale of all or substantially all of United Dominion's assets, recapitalization or reclassification of capital stock, but excluding any transaction resulting in an adjustment of the conversion rate as described above, the conversion right of the Series D Preferred is also protected as follows:

     In case of any Transaction upon consummation of which common stock will be converted into the right to receive shares, stock, securities or other property, including cash, or any combination of stock, securities or property ("Transaction Consideration"), each share of Series D Preferred which is not itself converted into the right to receive Transaction Consideration in connection with the Transaction will thereafter be convertible into the kind and amount of Transaction Consideration payable upon the consummation of the Transaction with respect to that number of shares of common stock into which one share of Series D Preferred was convertible immediately before the Transaction. United Dominion will not be a party to any Transaction unless the terms of the Transaction are consistent with the conversion right protection provisions of the Series D Preferred and enable the holder of each share of Series D Preferred that remains outstanding after consummation of the Transaction to convert that share at the conversion price in effect immediately before the Transaction into the Transaction Consideration payable with respect to the number of shares of common stock into which it is then convertible.

General

     The following rights and preferences are common to all designated series of preferred stock.



 . No dividends on any designated series will be declared or paid if this is prohibited by or would constitute a breach or a default under any agreement of United Dominion or is restricted or prohibited by law. See "Restrictions on Dividends" below for a summary of the provisions of a loan agreement that restrict the payment of dividends. However, dividends on all designated series will accrue whether or not United Dominion has earnings, whether or not there are funds legally available for the payment of dividends and whether or not dividends are declared. Accrued but unpaid dividends do not bear interest.

 . If, for any taxable year, United Dominion elects to designate as "capital gain dividends" (as defined in Section 857 of the Internal Revenue Code) any portion (the "Capital Gains Amount") of the dividends (as determined for federal income tax purposes) paid or made available for the year to holders of all classes of stock (the "Total Dividends"), then the portion of the Capital Gains Amount allocable to the holders any designated series is the amount that the total dividends (as determined for federal income tax purposes) paid or made available to the holders of that series for the year bears to the Total Dividends.

 . No dividends will be declared or paid for any period or set apart for payment on the preferred stock of any other series ranking, as to dividends, on a parity with or junior to any designated series, unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment of those dividends set apart for payment on that designated series for all past dividend periods and the then current dividend period. When dividends are not paid in full, or a sum sufficient for full payment is not so set apart, upon the shares of a series of any designated series and the shares of any other series of preferred stock ranking on a parity as to dividends with that designated series, all dividends declared upon shares of that designated series and any other series of preferred stock ranking on a parity as to dividends with that designated series will be declared pro rata so that the amount of dividends declared per share on that designated series and the other series will in all cases bear to each other the same ratio that accrued dividends per share on the shares of that designated series and the other series bear to each other.

 . Except as described in the immediately preceding paragraph, unless full cumulative dividends on any designated series of preferred stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment of those dividends set apart for payment for all past dividend periods and the then current dividend period, no dividends, other than in common stock or other capital stock ranking junior to that series as to dividends and upon liquidation, will be declared or paid or set aside for payment or other distribution will be declared or made upon the common stock or any other capital stock of United Dominion ranking junior to or on a parity with the that series as to dividends or upon liquidation, nor will any common stock or any other capital stock of United Dominion ranking junior to or on a parity with that series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration, or any moneys be paid to or made available for a sinking fund by United Dominion for the redemption of any common stock or any other capital stock of United Dominion ranking junior to or on a parity with that series as to dividends or upon liquidation, except by conversion into or exchange for other capital stock of United Dominion ranking junior to that series as to dividends and upon liquidation.

 . Any dividend payment made on shares of a designated series of preferred stock will first be credited against the earliest accrued but unpaid dividend due with respect to those shares which remains payable.

 . Notice of redemption of shares of any designated series of preferred stock will be mailed by United Dominion, postage prepaid, not less than 30 nor more than 60 days before the redemption date, addressed to the respective holders of record of the shares to be redeemed at their respective address as they appear on the stock transfer records of United Dominion. Neither failure to give notice nor defective notice or mailing will affect the validity of the proceedings for the redemption of any shares except as to the holder to whom notice was defective or not given. Each notice will state the redemption date, the redemption price, the number of shares to be redeemed, the place or places where those shares are to be surrendered for payment of the redemption price, and that dividends on the shares to be redeemed will cease to accrue on the redemption date. If less than all the shares held by any holder are to be redeemed, the notice mailed to that holder will also specify the number of shares to be redeemed.

 . The holders of a designated series of preferred stock at the close of business on a dividend record date applicable to that series will be entitled to receive the dividend payable with respect to that series on the corresponding dividend payment date regardless of a redemption between those dates or default by United Dominion in the payment of the dividend due, but otherwise United Dominion will make no payment or allowance for unpaid dividends, whether or not in arrears, on shares of a designated series called for redemption.

 . No designated series of preferred stock has a stated maturity and there is no provision for mandatory or sinking fund redemption of any designated series, except to preserve United Dominion's status as a REIT as described in "Redemption and Restrictions on Transfer" below.

 . Under Virginia law, if shareholder voting is otherwise required by law, holders of a designated series of preferred stock will be entitled to vote as a class upon a proposed amendment to the articles of incorporation of United Dominion, whether or not entitled to vote thereon by the terms of the designation of that series, if the amendment would

   . increase or decrease the aggregate number of authorized shares of that series,

   . effect an exchange or reclassification, or create a right of exchange, of that series for or into shares of another class or of shares of another class into shares of that series,

   . change the designation, preferences, rights or limitations of all or part of that series,

   . change shares of that series into a different number of shares of that series,

   . create a new class, or change a subordinate class into a class, having dividend or liquidation rights superior or equal to those of that series or increase the rights, preferences or number of authorized shares of a class having superior dividend or liquidation rights,

   . divide that series into other series, designate the other series and determine its terms, or

   . cancel or otherwise affect rights to accumulated but undeclared dividends on that series.

Preferred Stock Purchase Rights

     By action of the Board of Directors of United Dominion under a Rights Agreement effective January 27, 1998 (the "Rights Agreement"), between United Dominion and ChaseMellon Shareholder Services, L.L.C., as Rights Agent, there are appurtenant to the outstanding shares of common stock Rights entitling the registered holder of common stock to purchase from United Dominion one one-thousandth of a share of Series C Preferred for each share of common stock owned by that holder. Each one one-thousandth of a share (a "Unit") of Series C Preferred is structured to be the equivalent of one share of common stock. The exercise price of the Rights is $45.00 (the "Purchase Price"). The Rights will also attach to shares of common stock issued at any time before the Distribution Date (as defined below) unless the Board of Directors determines otherwise at the time of issuance.

     The Rights are evidenced by common stock certificates, and no separate certificates evidencing the Rights will be distributed initially. The Rights will separate from the common stock and a distribution of Rights certificates will occur (the "Distribution Date") upon the earlier of 10 business days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of more than 15% of the outstanding shares of common stock (the "Stock Acquisition Date"), or 10 business days following the commencement of a tender offer or exchange offer that would result in a person or group beneficially becoming an Acquiring Person. Until the Distribution Date, the Rights will be evidenced by common stock certificates and will be transferred with and only with common stock certificates, any common stock certificates issued will contain a notation incorporating the Rights Agreement by reference and the surrender for transfer of any certificates for common stock outstanding will also constitute the transfer of the Rights associated with the common stock represented by those certificates.

     The Rights are not exercisable until the Distribution Date and will expire at the close of business on February 4, 2008, unless earlier redeemed or exchanged by United Dominion as described below. As soon as practicable after the Distribution Date, certificates representing Rights will be mailed to holders of record of the common stock as of the close of business on the Distribution Date, and thereafter Rights certificates alone will represent the Rights.

     The Rights Agreement provides that after any person becomes an Acquiring Person, proper provision will be made so that each holder of a Right (except as described below) will have the right to receive, upon exercise and payment of the Purchase Price,

    .     Series C Preferred, or

    .     at the option of United Dominion, common stock, or

    . if the number of available shares of Series C Preferred is insufficient for exercise in full of the Rights, cash, property or other securities of United Dominion having in each case a value equal to twice the amount of the Purchase Price. If at any time following the Stock Acquisition Date, United Dominion is acquired in a merger, statutory share exchange, or other business combination in which United Dominion is not the surviving corporation, or 50% or more of United Dominion's assets or earning power is sold or transferred, each holder of a Right (except as described below) will thereafter have the right to receive, upon exercise and payment of the Purchase Price, common stock of the acquiring company having a value equal to twice the Purchase Price. The events described in this paragraph are referred to as the "Triggering Events." In addition, at any time after any person becomes an Acquiring Person, except as described below United Dominion may exchange all or part of the Rights for shares of common stock (an "Exchange") at an exchange ratio of one share per Right, as appropriately adjusted to reflect any stock split or similar transaction.

     Upon the occurrence of a Triggering Event that entitles Rights holders to purchase securities or assets of United Dominion, Rights that are or were owned by the Acquiring Person, or any affiliate or associate of the Acquiring Person, on or after the Acquiring Person's Stock Acquisition Date will be null and void and will not thereafter be exercised by any person, including subsequent transferees. Upon the occurrence of a Triggering Event that entitles Rights holders to purchase common stock of a third party, or upon the authorization of an Exchange, Rights that are or were owned by any Acquiring Person or any affiliate or associate of any Acquiring Person on or after the Acquiring Person's Stock Acquisition Date will be null and void and will not thereafter be exercised by any person, including subsequent transferees.

     The Purchase Price payable, and the number of shares of Series C Preferred, common stock or other securities or property issuable, upon exercise of the Rights may be adjusted from time to time to prevent dilution.

     At any time until ten days following the Stock Acquisition Date, United Dominion may redeem the Rights in whole, but not in part, at a price of $.001 per Right (the "Redemption Price"). Under circumstances described in the Rights Agreement, the decision to make an Exchange or to redeem the Rights requires the concurrence of a majority of the Board of Directors. Additionally, United Dominion may thereafter but before the occurrence of a Triggering Event redeem the Rights in whole, but not in part, at the Redemption Price provided that the redemption is incidental to a merger or other business combination transaction involving United Dominion that is approved by a majority of the Board of Directors, does not involve an Acquiring Person, and in which all holders of common stock are treated alike. After the redemption period has expired, United Dominion's right of redemption may be reinstated if an Acquiring Person reduces his beneficial ownership to 15% or less of the outstanding shares of common stock in a transaction or series of transactions not involving United Dominion. Immediately upon the action of the Board of Directors ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

     The holder of a Right, as such, will have no rights as a shareholder of United Dominion, including, without limitation, the right to vote or to receive dividends, until the Right is exercised. While the distribution of the Rights will not be taxable to shareholders or to United Dominion, shareholders may, depending upon the circumstances, recognize taxable income if the Rights become exercisable for Series C Preferred or other consideration originating with United Dominion or for common stock of the acquiring company as described above.

     Any of the provisions of the Rights Agreement other than provisions relating to the principal economic terms of the Rights may be amended by the Board of Directors before the Distribution Date. After the Distribution Date, the provisions of the Rights Agreement may be amended by the Board of Directors to cure any ambiguity, to make other changes that do not adversely affect the interests of holders of Rights other than then interests of an Acquiring Person, or to shorten or lengthen any time period under the Rights Agreement; but no amendment to adjust the time period governing redemption may be made while the Rights are not redeemable.

Restrictions on Dividends

     A covenant in its loan agreement with a group of insurance company lenders effectively prohibits United Dominion from declaring or paying dividends if, after giving effect to the declaration or payment,

   . a default or "Event of Default" under the agreement will occur and be continuing,

   . United Dominion would be prohibited from incurring debt under other covenants in the agreement, and

   . the dividends and other "Restricted Payments," as defined in the agreement, declared during the same fiscal year as the dividends would exceed the sum of "Cash Flow," as so defined, from the beginning of that fiscal year to and including the last day of the completed fiscal quarter immediately preceding the dividend payment date, and the net cash proceeds received by United Dominion from the issuance or sale of capital stock after February 24, 1993, plus $20,000,000, minus the total of the amounts, if any, by which "Restricted Payments" declared during each fiscal year after December 31, 1992, exceed "Cash Flow" for the applicable fiscal year.

  In addition, a covenant in its credit agreement with a group of bank lenders prohibits United Dominion from making distributions on common stock, other than dividends paid from extraordinary gains excluded from the calculation of "Funds From Operations," during any fiscal quarter exceeding in the aggregate amount exceeding 95% of "Funds From Operations" attributable to that fiscal quarter.

     Despite these covenants, United Dominion may pay dividends required to maintain its qualification as a REIT.

Affiliated Transactions

     The Virginia Stock Corporation Act contains provisions governing "Affiliated Transactions" designed to deter uninvited takeovers of Virginia corporations. These provisions, with several exceptions discussed below, require approval of material acquisition transactions between a Virginia corporation and any holder of more than 10% of any class of its outstanding voting shares (an "Interested Shareholder") by the holders of at least two-thirds of the remaining voting shares. For three years following the time that the Interested Shareholder becomes an owner of 10% of the outstanding voting shares, Virginia corporations cannot engage in an Affiliated Transaction with the Interested Shareholder without approval of two-thirds of the voting shares other than those shares beneficially owned by the Interested Shareholder, and majority approval of the "Disinterested Directors." At the expiration of the three year period, the statute requires approval of Affiliated Transactions by two-thirds of the voting shares other than those beneficially owned by the Interested Shareholder absent an exception. The principal exceptions to the special voting requirement apply to transactions proposed after the three year period has expired and require either that the transaction be approved by a majority of the corporation's Disinterested Directors or that the transaction satisfy the fair-price requirements of the law.

     The Virginia Stock Corporation Act also provides that shares acquired in a transaction that would cause the acquiring person's voting strength to cross any of three thresholds (20%, 33 1/3%, or 50%) have no voting rights unless granted by a majority vote of shares not owned by the acquiring person or any officer or employee-director of United Dominion. An acquiring person may require United Dominion to hold a special meeting of shareholders to consider the matter within 50 days of its request.

Redemption and Restrictions on Transfer

     United Dominion's articles of incorporation provide that United Dominion is organized to qualify as a REIT. Because the Internal Revenue Code provides that the concentration of more than 50% in value of the direct or indirect ownership of its shares in five or fewer individual shareholders during the last six months of any year would result in the disqualification of United Dominion as a REIT, the articles of incorporation provide that United Dominion has the power to redeem that number of concentrated shares sufficient in the opinion of the Board of Directors to maintain or bring the direct or indirect ownership of shares into conformity with the requirements of the Internal Revenue Code, and to stop the transfer of shares to any person whose acquisition of shares would, in the opinion of the Board of Directors, result in disqualification. The per share redemption price of any shares redeemed by United Dominion under this provision is the last reported sale price for the shares as of the business day preceding the day on which notice of redemption is given. Any redemption would apply only to shares held, directly or indirectly, by those shareholders with concentrated share ownership that would violate the requirements of the Internal
Revenue Code applicable to REITs.   In addition, the number of shares so
redeemed would be limited to that number of concentrated shares sufficient in the opinion of the Board of Directors to maintain or bring the ownership of shares into conformity with the requirements of the Internal Revenue Code.

     The Board of Directors can require shareholders to disclose in writing to United Dominion any information with respect to ownership of its shares as it deems necessary to comply with the REIT provisions of the Internal Revenue Code.

Item 2. Exhibits

     The exhibits listed below are filed as part of this amendment. References under the caption Location to exhibits, forms, or other filings indicate that the form or other filing has been filed, that the indexed exhibit and the exhibit referred to are the same and that the exhibit referred to is incorporated by reference.


Exhibit                                   Location
---------------------------      ---------------------------

1. Restated Articles of          Exhibit 4(a)(ii) to United
   Incorporation                 Dominion's Form S-3 Registration
                                 Statement (Registration No. 333-72885)
                                 filed with the Commission on February 24, 1999

2. Restated By-Laws              Exhibit 3(b) to United Dominion's Annual
                                 Report on Form 10-K for the year ended
                                 December 31, 1998

3. Specimen Common Stock         Exhibit 4(i) to United Dominion's Annual
   Certificate                   Report on Form 10-K for the year ended
                                 December 31, 1993

4. Form of Certificate           Exhibit 1(e) to United Dominion's Form 8-A
   for Shares of 9 1/4%          Registration Statement dated April 24, 1995
   Series A Cumulative
   Redeemable Preferred
   Stock

5. Form of Certificate           Exhibit 1(e) to United Dominion's Form 8-A
   for Shares of 8.60%           Registration Statement dated June 11, 1997
   Series B Cumulative
   Redeemable Preferred
   Stock


6. First Amended and             Exhibit 4(i)(d)(a) to United Dominion's
   Restated Rights               Form 10-Q for the quarter ended
   Agreement dated as of         September 30, 1999
   September 14, 1999, between
   United Dominion and
   ChaseMellon Shareholders
   Services, L.L.C.,
   as Rights Agent

7. Form of Rights Certificate    Exhibit 4(e) to United Dominion's Form 8-A
                                 Registration Statement dated February 4, 1998

8. Note Purchase Agreement dated         Exhibit 6(c)(5) to United Dominion's
   as of February 15, 1993, between      Form 8-A Registration Statement dated
   United Dominion and CIGNA Property    April 19, 1990
   and Casualty Insurance Company,
   Connecticut General Life Insurance
   Company, Connecticut General Life
   Insurance Company, on behalf of
   one or more separate accounts,
   Insurance Company of North
   America, Principal Mutual Life
   Insurance Company and Aid
   Association for Lutherans

9. Credit Agreement dated as of           Exhibit 4(ii)(f) to United
   June 1, 2000 between United            Dominion's Form 10-Q for the quarter
   Dominion and certain                   ended June 30, 2000
   subsidiaries and a syndicate of
   banks represented by Bank of
   America, N.A.




  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized.

                                     UNITED DOMINION REALTY TRUST, INC.
                                     ----------------------------------
                                        (Registrant)

                                     By      /s/ Katheryn E. Surface
                                         ---------------------------------
                                               Katheryn E. Surface
                                      Senior Vice President and General Counsel

Dated:  July 28, 2000


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